EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Fourth Quarter and Full Year 2006

Results and Issues 2007 Guidance

➢	2006 full-year net sales record of $498 million, up 18.7% vs. 2005
➢	2006 full-year Logistics net sales of $263.4 million, record growth of 71.9% vs. 2005
➢	$0.42 fourth quarter EPS from continuing operations better than prior guidance of $0.30-$0.35
➢
2006 full-year EPS from continuing operations of $0.81 impacted by non-cash charges, inventory burn from 2005 OEM incentive programs in Drivetrain, growing pains in Logistics, and product development and start-up costs related to NuVinci™ CVP technology

➢	Announces modest 2007 stock buyback program

DOWNERS GROVE, Illinois, Tuesday, February 13, 2007--Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the fourth quarter and full year 2006.

Fourth Quarter Results
For the quarter ended December 31, 2006, net sales increased 10.9% to $127.6 million from $115.1 million for the same quarter in 2005. Income from continuing operations decreased 15.7% to $9.1 million from $10.8 million for the fourth quarter of 2005. Income from continuing operations per diluted share was $0.42 for the fourth quarter of 2006 and was better than the Company’s previous guidance of $0.30 to $0.35 per diluted share, primarily due to the strong performance of its Logistics segment.

The Company’s Logistics segment delivered its strongest quarterly revenue to date with net sales of $68.3 million, up 47.2% from $46.4 million for the fourth quarter of 2005. This marks the eleventh consecutive quarter-over-quarter increase in revenues in Logistics. Logistics segment profit for the quarter increased 71.7% to $10.3 million from $6.0 million for the fourth quarter of 2005. The increases in revenue and profit were driven by continued growth in ATC’s fulfillment, returns, test and repair businesses, the launch and roll-out of new programs, and continued efficiency improvements during the fourth quarter. Sequentially, the Logistics segment recovered from most of the third quarter 2006 issues related to the Company’s rapid growth and its assumption of repair services capacity from RadioShack in late second quarter 2006.

As expected, the Drivetrain segment recorded net sales of $59.3 million compared to $68.6 million in the fourth quarter of 2005. Segment profit decreased 62.4% to $3.8 million from $10.1 million for the fourth quarter of 2005. The fourth quarter comparison is affected by the base business volumes pulled into 2005 due to OEM incentive programs that increased inventories in distributor channels resulting in additional sales and segment profit for the Drivetrain business in the fourth quarter 2005. Additionally, segment profit for the fourth quarter of 2006 reflects product development and start-up costs of approximately $2.2 million associated with the NuVinci CVP technology compared to the $0.6 million of similar costs in 2005.

Full Year 2006 Results
For the full year 2006, net sales increased by 18.7% to a record $498.0 million from $419.6 million for the full year 2005. Income from continuing operations decreased 46.4% to $17.7 million for the full year 2006 from $33.0 million for the prior year. Income from continuing operations per diluted share decreased 47.1% to $0.81 for the full year 2006 from $1.53 for the full year 2005. Results for 2006 were negatively impacted by $11.0 million of non-cash charges, net of tax, equivalent to $0.50 per diluted share, for goodwill impairment at two small business units and the write-off of unamortized expenses for the Company’s prior credit facility that was replaced in 2006. Additionally, 2005 full-year results included a favorable net impact to diluted EPS of approximately $0.04, net of fees and related expenses, attributable to previously unclaimed R&D tax credits.

The Company’s Logistics segment recorded net sales of $263.4 million, up a record 71.9% from $153.2 million for the full year 2005. The significant increase in revenue was driven by growth in the Company’s fulfillment, returns, test and repair businesses, and the launch and roll-out of new programs.

Logistics segment profit increased 34.8% to $24.4 million compared to $18.1 million for the full year 2005. This year’s results were dampened by a $2.9 million non-cash goodwill impairment charge related to the Company’s automotive materials recovery business, and higher-than-anticipated short-term costs associated with both customer-driven scope changes and the integration of the acquired test and repair services previously outsourced to RadioShack.

The Company’s Drivetrain segment recorded net sales of $234.6 million compared to $266.4 million for the full year 2005. Drivetrain year-over-year comparisons were negatively impacted by two factors. First, the Company’s 2005 business benefited from OEM incentive programs that caused their distributor channels to expand inventory during the second half of the year. The subsequent inventory burn-off in 2006 contributed approximately

$15 million to the year-over-year decline in revenue.  Second, 2005 sales included $12.5 million for a one-time sale of end-of-lifecycle transmission component inventory at cost to an OEM customer. Outside of these two factors, normal and expected life-cycle declines in base light-duty transmission and engine programs were partially offset by the successful roll-out of the medium/heavy duty transmission program launched in late 2005.

Drivetrain segment profit decreased to $9.0 million compared to $36.4 million for the full year 2005. Results for 2006 reflect an $11.7 million non-cash goodwill impairment charge related to the Company’s U.K. business, the impact of the sales declines due to the 2006 inventory corrections, as previously described, and increased investment in NuVinci product development, and start-up costs, which totaled $5.5 million in 2006 vs. $1.2 million in 2005. This was partially offset by the first full year of the medium/heavy-duty transmission program and cost reductions that were slightly behind plan due to soft volumes.

Management Comments
Don Johnson, Chairman, President and CEO said, “2006 was a fast-paced year for the Company. We enjoyed significant business growth and navigated through some stumbling blocks along the way. The results showed impressive top-line growth, meaningful contract renewals, and further diversification of our revenues, but our margins were negatively impacted by several short-term factors.”

“I am pleased that the Company achieved a second straight year of record net sales, with results just shy of $500 million. Our 71.9% year-over-year growth in Logistics was phenomenal notwithstanding the short-term growing pains that temporarily dampened its margins. Also in our Logistics segment, the $21 million of annualized new business revenue won, once it is fully implemented, includes a broadband/cable program, representing our entry into one of our targeted new market verticals. Further, as a result of the efforts of our highly motivated team, we won $75.4 million in annualized new Drivetrain business once it is fully implemented and ramped up over the next six to eighteen months. Drivetrain wins included three new six-speed remanufacturing programs with Ford and another leading automotive OEM. We also successfully renewed our base supply contracts with Ford and Chrysler.”

“During the year, the Company continued its focus on core businesses and the future as we exited the Independent Aftermarket business because it was not performing to our internal returns goals. Additionally, we continued our investment in the NuVinci technology as we began shipping our bicycle products to our first customers in December. We are particularly pleased that our product has already gained commercial acceptance in the bicycle market with two recent awards at the FietsVak bicycle show in the Netherlands. A bicycle equipped with the NuVinci technology won the 2007 Bike of the Year award and the NuVinci hub itself won the 2007 Technology Innovation of the Year award. The NuVinci products are expected to further contribute to the Company’s growth, and customer and market diversification during our three-year plan period and beyond.”

“Notwithstanding our accomplishments, we faced challenges in 2006 as we addressed the three, short-term growing pains-related issues in Logistics, which are for the most part now behind us as demonstrated by our significant sequential recovery in fourth quarter 2006. We also worked through the inventory corrections by certain OEM distributors, which negatively impacted our 2006 Drivetrain volumes. Finally, earnings for the year were also impacted by the $9.9 million, net of tax, non-cash goodwill impairment charge related to our U.K. Drivetrain facility and our automotive material recovery business in Logistics.”

“Turning to 2007, we expect another year of diversification and top-line growth. The Company’s full-year revenue guidance is $525-$555 million, with income from continuing operations of $29-$34 million or $1.35-$1.55 per diluted share. This reflects our ongoing commitment to invest in business development to continue our growth and diversification, while implementing further cost reductions to drive margin improvement and managing the launches of significant programs won in 2006 in our Drivetrain business. Finally, I remain confident in the Company’s ability to achieve the long-term goals as outlined a year ago in our three-year plan,” Mr. Johnson concluded.

In other news, the Company announced that it intends to commence a program for the repurchase of approximately 2% of its shares of outstanding common stock during 2007 to offset potential dilution caused during the year by the exercise of stock options and granting of restricted stock under its incentive stock plans. Such purchases may be made from time to time in the open market, using cash from operations, through privately negotiated transactions or block purchases. The purchase program will be conducted in accordance with the Securities and Exchange Commission’s Rule 10b-18, subject to market conditions, applicable legal requirements and other factors.

ATC will simultaneously host a conference call (dial-in number is 800-289-0544) and webcast to discuss the operating highlights and financial results for fourth quarter and full-year 2006 on February 14, 2007 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com. Click on Investor Relations and SEC Filings. Select Webcasts. Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software. A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations, which depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net sales:
Products	$59,299	$68,637	$234,569	$266,398
Services	68,296	46,430	263,405	153,220
Total net sales	127,595	115,067	497,974	419,618

Cost of sales:
Products	47,010	50,129	183,214	200,488
Services	51,452	35,131	210,055	115,019
Total cost of sales	98,462	85,260	393,269	315,507

Gross profit	29,133	29,807	104,705	104,111

Selling, general and administrative expense	14,559	13,648	54,538	48,993
Amortization of intangible assets	110	31	269	125
Impairment of goodwill	-	-	14,592	-
Exit, disposal, certain severance and other charges	333	-	1,938	523

Operating income	14,131	16,128	33,368	54,470

Interest income	95	639	605	2,026
Other income (expense), net	222	(40)	262	542
Write-off of debt issuance costs	-	-	(1,691)	-
Interest expense	(637)	(1,985)	(4,297)	(7,696)

Income from continuing operations before income taxes	13,811	14,742	28,247	49,342

Income tax expense	4,670	3,914	10,506	16,344

Income from continuing operations	9,141	10,828	17,741	32,998

Loss from discontinued operations,
net of income taxes	(57)	(591)	(9,718)	(1,990)

Net income	$9,084	$10,237	$8,023	$31,008

Per common share - basic:
Income from continuing operations	$0.42	$0.50	$0.82	$1.55
Loss from discontinued operations	$-	$(0.03)	$(0.45)	$(0.09)
Net income	$0.42	$0.47	$0.37	$1.45

Weighted average number of common shares
outstanding	21,633	21,566	21,714	21,352

Per common share - diluted:
Income from continuing operations	$0.42	$0.50	$0.81	$1.53
Loss from discontinued operations	$-	$(0.03)	$(0.44)	$(0.09)
Net income	$0.42	$0.47	$0.37	$1.44

Weighted average number of common and
common equivalent shares outstanding	21,789	21,833	21,927	21,579